Exhibit 99

UniFirst Corporation	News Release
68 Jonspin Road Wilmington, MA 01887-1086 Telephone 978-658-8888 Ext 520 Facsimile 978-988-0659	contact: John B. Bartlett Senior Vice President jbartlett@unifirst.com

UNIFIRST ANNOUNCES FINANCIAL RESULTS

FOR THE FISCAL 2006 FOURTH QUARTER AND FULL YEAR

Wilmington, MA (October 18, 2006) -- UniFirst Corporation (NYSE: UNF) today announced its revenues and earnings for its fiscal 2006 fourth quarter and full year.

Revenues were $207.5 million and $821.0 million for the fourth quarter and full year of fiscal 2006, respectively. These revenues represent increases of 9.9% and 7.5%, respectively, from the $188.8 million and $763.8 million recorded in the comparable 2005 periods. Revenues from the Company’s core laundry business (which excludes the Company’s Specialty Garments and First Aid segments) grew 10.4% and 9.6% in the quarter and full year periods as compared to fiscal 2005. The full year revenue growth was achieved despite a 16.4% decrease in the Company’s Specialty Garments (nuclear and clean-room) segment for the full year. Revenues from this segment rebounded in the fourth quarter, increasing 4.9% over the comparable fiscal 2005 fourth quarter.

Fourth quarter net income was $10.6 million or $0.55 per diluted common share, compared to last year’s fourth quarter net income of $8.1 million or $0.42 per diluted common share. Net income for the full year of fiscal 2006 was $39.2 million or $2.03 per diluted common share, compared to $43.3 million or $2.24 per diluted common share for the comparable period in 2005. The Company’s earnings were affected by certain adjustments made to insurance and environmental reserves in the fourth quarter of fiscal 2006. These adjustments combined to increase the Company’s income from operations and net income by approximately $1.3 million and $0.8 million, respectively. Without these adjustments, the Company’s diluted earnings per share for the fourth quarter and full year of fiscal 2006 would have been $0.51 and $1.99, respectively.

For the full year periods, net income decreased primarily due to a decrease in income from operations for the Company’s Specialty Garments segment from $6.9 million in fiscal 2005 to $0.4 in fiscal 2006. The decrease in profitability of Specialty Garments is attributable to reduced revenues between comparable periods, primarily due to the completion of a significant contract in fiscal 2005. The increase in quarterly net income is primarily due to the decrease in loss from operations of the Company’s Specialty Garments segment from $3.2 million in the fourth quarter of fiscal 2005 to $0.2 million in the fourth quarter of fiscal 2005.

Income from operations from the Company’s core laundry business, excluding the reserve adjustments discussed above, showed increases of 1.4% and 2.4% in the quarterly and full year periods as compared to fiscal 2005. These increases were a result of the Company’s strong revenue growth during the quarterly and annual periods and lower payroll and payroll related costs as a percentage of revenues, offset by higher energy (natural gas and fuel) and selling and merchandise costs as a percentage of revenues.

The Company’s results were also affected by higher interest expense for both the quarterly and annual periods as compared to fiscal 2005.

"Our core laundry business did well throughout the year and our performance in new rental service sales was strong." said UniFirst President and Chief Executive Officer, Ron Croatti, “The dip in our Specialty Garments business hurt overall results, but we expect to see improved results as we move through the current year."

The Company will hold a conference call today at 4:00 PM (EDT) to discuss its quarterly financial results, business highlights and outlook. A simultaneous live webcast of the call will be available over the Internet and can be accessed at www.unifirst.com.

UniFirst is one of the largest providers of workplace uniforms, protective clothing and facility services products in North America. The Company employs approximately 9,500 team partners who serve approximately 190,000 customer locations in 46 states, Canada and Europe from 189 manufacturing, distribution and customer service facilities.

This public announcement may contain forward looking statements that reflect the Company’s current views with respect to future events and financial performance. Forward looking statements contained in this public announcement are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995 and are highly dependent upon a variety of important factors that could cause actual results to differ materially from those reflected in such forward looking statements. Such factors include uncertainties regarding the Company’s ability to consummate and successfully integrate acquired businesses, uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation, its ability to compete successfully without any significant degradation in our margin rates, seasonal fluctuations in business levels, uncertainties regarding the price levels of natural gas, electricity, fuel and labor, the impact of negative economic conditions on the Company’s customers and such customers’ workforce, the continuing increase in domestic healthcare costs, demand and prices for its products and services, additional professional and internal costs necessary for compliance with recent and proposed future changes in Securities and Exchange Commission (including the Sarbanes-Oxley Act of 2002), New York Stock Exchange and accounting rules, strikes and unemployment levels, the Company’s efforts to evaluate and potentially reduce internal costs, economic and other developments associated with the war on terrorism and its impact on the economy and general economic conditions. When used in this public announcement, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” and similar expressions as they relate to the Company are included to identify such forward looking statements.

UNIFIRST CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Fifty-two	Fifty-two	Thirteen	Thirteen
	weeks ended	weeks ended	weeks ended	weeks ended
	August 26,	August 27,	August 26,	August 27,
(In thousands, except per share data)	2006	2005	2006	2005
Revenues	$ 820,972	$ 763,842	$ 207,541	$ 188,767

Costs and expenses:
Operating costs (1)	524,694	480,714	130,713	120,534
Selling and administrative expenses (1)	177,167	163,189	45,332	42,901
Depreciation and amortization	45,310	43,927	11,585	11,055
	747,171	687,830	187,630	174,490

Income from operations	73,801	76,012	19,911	14,277

Other expense (income):
Interest expense	11,119	8,748	3,128	2,261
Interest income	(1,575)	(1,684)	(425)	(348)
Interest rate swap income	-	(223)	-	-
	9,544	6,841	2,703	1,913

Income before income taxes	64,257	69,171	17,208	12,364
Provision for income taxes	25,049	25,823	6,635	4,235

Net income	$ 39,208	$ 43,348	$ 10,573	$ 8,129

Income per share - Basic:
Common Stock	$ 2.25	$ 2.51	$ 0.60	$ 0.47
Class B Common Stock	$ 1.80	$ 2.01	$ 0.48	$ 0.38

Income per share - Diluted:
Common Stock	$ 2.03	$ 2.24	$ 0.55	$ 0.42

Weighted average number of shares outstanding - Basic:
Common Stock	10,146	9,428	11,406	9,509
Class B Common Stock	9,096	9,791	7,842	9,723
	19,242	19,219	19,248	19,232

Weighted average number of shares outstanding - Diluted:
Common Stock	19,313	19,311	19,313	19,345

Dividends per share:
Common Stock	$ 0.1500	$ 0.1500	$ 0.0375	$ 0.0375
Class B Common Stock	$ 0.1200	$ 0.1200	$ 0.0300	$ 0.0300

(1) Exclusive of depreciation and amortization.

UNIFIRST CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	August 26,	August 27,
(In thousands)	2006	2005
Assets
Current assets:
Cash and cash equivalents	$ 8,302	$ 4,704
Receivables, net	86,549	78,497
Inventories	36,469	31,021
Rental merchandise in service	85,875	69,808
Deferred income taxes	10,046	8,983
Prepaid expenses	1,672	1,492

Total current assets	228,913	194,505

Property and equipment:
Land, buildings and leasehold improvements	269,696	260,515
Machinery and equipment	284,619	268,272
Motor vehicles	84,138	76,147

	638,453	604,934
Less - accumulated depreciation	319,550	299,983
	318,903	304,951

Goodwill	211,489	187,793
Customer contracts and other intangible assets, net	64,022	56,481
Other assets	6,375	4,575

	$ 829,702	$ 748,305

Liabilities and shareholders' equity
Current liabilities:
Current maturities of long-term obligations	$ 613	$ 1,084
Accounts payable	43,003	36,720
Accrued liabilities	80,580	76,141
Accrued income taxes	3,041	3,992

Total current liabilities	127,237	117,937

Long-term obligations, net of current maturities	209,922	175,587
Deferred income taxes	39,998	42,439
Shareholders' equity:
Common Stock	1,430	960
Class B Common Stock	494	964
Capital surplus	14,498	13,462
Retained earnings	431,481	394,910
Accumulated other comprehensive income	4,642	2,046

Total shareholders' equity	452,545	412,342

	$ 829,702	$ 748,305